CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 15, 2004, relating to the financial statements and financial highlights, which appear in the October 31, 2004 Annual Reports to Shareholders of Templeton Global Long-Short Fund and Templeton Foreign Smaller Companies Fund, each a separate series of Franklin Templeton International Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
San Francisco, California
December 27, 2004